Echibit (a)(1)-8

                              KALMIA INVESTORS, LLC
                               601 CARLSON PARKWAY
                                    SUITE 200
                           MINNETONKA, MINNESOTA 55305

         KALMIA ANNOUNCES INCREASE TO 117,025 IN NUMBER OF UNITS SOUGHT
           AT $725 PER UNIT IN TENDER OFFER FOR WESTIN HOTELS LIMITED
                                   PARTNERSHIP

FOR IMMEDIATE RELEASE

Minnetonka, Minnesota, January 14, 2004. Kalmia Investors, LLC ("Kalmia") today announced that it has raised to 117,025 the number of Units of Limited Partnership Interest in Westin Hotels Limited Partnership that Kalmia is offering to purchase at $725 per Unit in cash in its current tender offer. Accordingly, proration no longer applies to the Kalmia Offer. Previously, Kalmia had been seeking only 50,000 Units. All other conditions of the Offer remain in effect

The 117,025 Units, together with the Units that Kalmia already owns, constitute 100% of the outstanding Units, but Kalmia's Offer is not conditioned on receiving a minimum number of Units.

The Offer is being made pursuant to an Offer to Purchase, dated January 8, 2004, as amended, and the related Agreement of Sale and accompanying documents, each of which more fully sets forth the terms of the Offer. The Offer is scheduled to expire on February 9, 2004 at 5:00 P.M. Eastern Time.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE UNITS. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED
FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF KALMIA ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.



For further information, contact:

Kalmia Investors, LLC
Investor Relations
(800) 547-0854